Exhibit 10.15

AMENDMENT AS OF 29 June 2023

to

CONSULTANCY AGREEMENT (“AGREEMENT”) signed December 15th, 2020

Between

Revium Recovery Ltd.

10 Hamanofim Str., Herzelia, Israel

(the “Company”)

And

Inna Martin

WHEREAS: the parties has signed a Consultancy Agreement dated December 15th, 2020 (the “Agreement”); and

WHEREWAS: the parties wish to amend the Agreement only regarding the details mentioned in this Amendment specifically;

Now, therefore, the parties have agreed and undertaken as follows:

1.	All the terms of the Agreement which are not specifically mentioned in this Amendment are and will continue to be in effect regarding the Consultancy Services provided by Inna Martin to the Company.

2.	As of July 1st, 2023, paragraph 2.2 will be replaced with the following:

This Agreement shall continue for 12 months and renew automatically unless earlier terminated by either party giving to the other not less than 90 days prior written notice of such party’s desire to terminate the Agreement and the Services hereunder.

Paragraph 3.1.1 will be replaced with the following:

Provide services of the CEO and be responsible for the day to day management and operations of the company.

Paragraph 4.1 will be replaced with the following:

In consideration of the Services rendered by the Consultant hereunder the Company shall pay to the Consultant 65,000 NIS + VAT per month, starting July 1st, 2023.

Amedment to Inna Martin Consultancy Agreement July 03 2023 for signature

Paragraph 6.1 will be replaced with the following:

all of Consultant activities within her Services to the Company will be covered and insured with the general D&O policy purchased by the Company in her activity and responsibility as CEO of the Company. Consultant will be responsible for any actions not covered by the D&O policy.

Paragraph 6.4 shall be replaced with the following:

The Consultant will indemnify and hold harmless the Company, its affiliates and each of its and their respective directors, officers, employees, affiliates, counsel, and agents, against (i) any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), as a result of Consultant malice, misleading or gross negligence on the part of The Consultant and (ii) any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading.

Paragraph 7.7 will be replaced with the following:

The Consultant’s obligations under this clause 7 shall be from the date of signature of this agreement, for as long as this Agreement is valid and for two (2) years after and/or for a period of any of the patents included in the Confidential Information and any extensions thereof, the longer of the terms.

Paragraph 7.8 will be replaced with the following:

Consultant will not, directly or indirectly, compete with the Company and/or be involved, in any way possible, in any activity, competing with the Company’s business, as will be from time to time as during the period this Agreement is valid.

3.	All remaining paragraphs and terms of the Agreement will continue to apply on the parties cooperation.

Revium Recovery, Ltd.	Inna Maritn

By: Bernard Bartal	By:
Chairman, Director

By: Eyal Flom Director and Legal Counsel

Amedment to Inna Martin Consultancy Agreement July 03 2023 for signature